Pilgrim’s Names Matthew Galvanoni Chief Financial Officer
February 10, 2021
GREELEY, Colo., Feb. 10, 2021 (GLOBE NEWSWIRE) -- Pilgrim’s Pride Corporation (NASDAQ: PPC) announced today that Matthew Galvanoni, an executive with more than 26 years of finance and accounting experience with publicly-traded companies, has joined Pilgrim’s as global chief financial officer, effective March 15. He will report to Pilgrim’s president and global chief executive officer Fabio Sandri.
Galvanoni served as vice president, finance at Ingredion Incorporated since 2016, managing all financial-related responsibilities for the $4 billion North American division of the Fortune 500 global manufacturing company. He joined Ingredion in 2012, serving in the role of global corporate controller and chief accounting officer, where he managed the company’s accounting-related and external financial reporting responsibilities.
“We are excited to add Matt’s considerable experience and expertise to our senior leadership team,” said Sandri. “As a global food company committed to principled growth, strong governance and continued investment in our operations, Matt’s hands-on leadership style, high level of integrity and practical experience managing internal controls for publicly-traded companies will prove invaluable in our pursuit to become the best and most respected company in our industry.”
Galvanoni started his career at PricewaterhouseCoopers LLP in 1994 and held several financial leadership positions at Exelon Corporation, where he most recently served as assistant corporate controller.
He graduated from the University of Illinois with a bachelor’s degree in accounting and later received a Master of Business Administration from the Kellogg School of Management at Northwestern University.

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About Pilgrim’s
As a global food company with more than 58,000 team members, Pilgrim’s processes, prepares, packages and delivers fresh, frozen and value-added food products for customers in more than 100 countries. For more information, visit www.pilgrims.com.

Media Contact:
Cameron Bruett
Corporate Affairs
cameron.bruett@jbssa.com
970.506.7801